Exhibit 5.1

May 7, 2012

Tria Beauty, Inc.

4160 Dublin Blvd., Suite 200

Dublin, CA 94568

Re: Registration Statement on Form S-1 (File No. 333-179228)

Ladies and Gentlemen:

This opinion letter is furnished to you in connection with the above-referenced registration statement (the “Registration Statement”), filed with the Securities and Exchange Commission on January 30, 2012, as amended from time to time, for the registration under the Securities Act of 1933 (the “Act”) of up to 5,290,000 shares of Common Stock, par value $0.001 per share (the “Shares”), of Tria Beauty, Inc., a Delaware corporation (the “Company”). The Shares, which include up to 690,000 shares of Common Stock issuable pursuant to an over-allotment option granted to the underwriters, are to be sold to the underwriters as described in such Registration Statement for sale to the public or issued to the representatives of the underwriters.

We have acted as counsel for the Company in connection with the issuance of the Shares. For purposes of this opinion, we have examined and relied upon such documents, records, certificates and other instruments as we have deemed necessary.

The opinions expressed below are limited to the Delaware General Corporation Law.

Based upon and subject to the foregoing, once the price at which the Shares are to be sold has been approved by or on behalf of the Board of Directors of the Company and once the Shares have been issued and delivered against payment therefor in accordance with the terms of the underwriting agreement referred to in the prospectus which is a part of the Registration Statement, we are of the opinion that the Shares will have been duly authorized, validly issued, fully paid and non-assessable.

We hereby consent to your filing this opinion as an exhibit to the Registration Statement and to the use of our name therein and any amendments thereto and in the related prospectus under the caption “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder, or Item 509 of Regulation S-K.

We disclaim any obligation to advise you of facts, circumstances, events or developments that hereafter may be brought to our attention and that may alter, affect or modify the opinion expressed herein after the effective date of the Registration Statement. Our opinion is expressly limited to the matters set forth above, and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Shares, or the Registration Statement.

Very truly yours,

/s/ Ropes & Gray LLP

Ropes & Gray LLP